AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "Agreement") made and entered into as of December 6, 1996, by and between TELEPHONE ACCESS, INC., a Delaware corporation (sometimes referred to as "TELAC-VA" or the "Surviving Corporation") and TELAC, INC., a Delaware corporation (TELAC-TX; both corporations being sometimes hereinafter referred to collectively as the "Constituent Corporations);

                              W I T N E S S E T H:

      WHEREAS, the Constituent Corporations desire that TELAC-TX merge with and into TELAC-VA;

      WHEREAS, immediately prior to the Merger described herein, all shares of common stock of the Constituent Corporations will be uncertificated;

      NOW THEREFORE, in consideration of the premises and the mutual agreements, covenants, grants and provisions herein contained, it is hereby agreed by and between the Constituent Corporations as follows:

                        I. MERGER: SURVIVING CORPORATION

      The names of the Constituent Corporations are Telephone Access, Inc. and TELAC, INC. TELAC-TX shall be merged at the Effective Time of the Merger with and into TELAC-VA. TELAC-VA shall survive the Merger, and shall be governed by the laws of the State of Delaware and its name shall be "Telephone Access, Inc."

                            II. TERMS AND CONDITIONS

      The terms and conditions of the Merger, and the mode of carrying it into effect, are as follows:

      1. Effective Time. The Merger shall become effective upon the filing of Articles or a Certificate of Merger with the Delaware Secretary of State. The time when the Merger shall become effective is referred to in this Agreement as the "Effective Time of the Merger".

      2. Certificate of Incorporation. The Certificate of Incorporation of TELAC-VA, as in effect immediately prior to the Effective Time of the Merger, shall be amended and restated in its entirety in the form attached hereto as
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Exhibit A and shall, as amended and restated, be the Certificate of
Incorporation of the Surviving Corporation.

      3. Bylaws. The Bylaws of TELAC-VA, as in effect immediately prior to the Effective Time of the Merger, shall continue in full force and effect as the Bylaws of the Surviving Corporation.

      4. Directors and Officers of Surviving Corporation. The directors and officers of TELAC-VA in office at the Effective Time of the Merger shall continue in office as, and shall be, the directors and officers of the Surviving Corporation from and after the Merger for their respective terms of office and until their successors are elected or appointed and qualified in accordance with the Bylaws of the Surviving Corporation. If, at the Effective Time of the Merger, a vacancy shall exist in the Board of Directors, or in any of the offices of the Surviving corporation, for any reason, such vacancy may be filled in the manner provided in the Bylaws of the Surviving corporation.

                               III. PLAN OF MERGER

      The manner and basis of effecting the Merger with respect to shares and certificates of the Constituent Corporations shall be as follows:

      1. Outstanding Stock of TELAC-TX. Forthwith upon the Effective Time of the Merger, each share of common stock of TELAC-TX issued and outstanding immediately prior to the Effective Time shall, upon and subsequent to the Effective Time, be converted, without further action, into two thousand one hundred fifty (2,150) shares of common stock, $.01 par value, of the Surviving Corporation.

      2. Outstanding Stock of TELAC-VA. Forthwith upon the Effective Time of the Merger, each share of common stock of TELAC-VA issued and outstanding immediately prior to the Effective Time shall, upon and subsequent to the Effective Time, be converted, without further action, into two thousand one hundred fifty (2,150) shares of common stock, $.01 par value, of the Surviving Corporation.

      3. Issuance of Share Certificates. At the Effective Time of the Merger, or as soon thereafter as is practicable, the stockholders of the Surviving Corporation shall receive certificates representing the shares of common stock issuable pursuant to the Merger, and such stockholders' sole rights shall be to receive such consideration as set forth herein
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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              TELEPHONE ACCESS, INC.

                              By:   /s/ John Jordan
                                    ________________________
                                    John Jordan
                                    President

                              TELAC, INC.

                              By:   /s/ John Jordan
                                    ________________________
                                    John Jordan
                                    President